Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-220288; 333-220288-01 and 333-226974) of GWG Holdings, Inc. and Subsidiaries of our reports dated July 9, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear on pages F-1 through F-3 of this annual report on Form 10-K for the year ended December 31, 2018. We issued an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

July 9, 2019